Exhibit 3.1
CERTIFICATE OF AMENDMENT

TO
ARTICLES OF INCORPORATION
OF

WUHAN GENERAL GROUP (CHINA), INC.

The undersigned, being the President and Chief Executive Officer of Wuhan General Group (China), Inc. (the “Corporation”), a corporation existing under the laws of the State of Nevada, does hereby certify under the seal of the Corporation as follows:

1. The Fourth Article of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

The Corporation is authorized to issue two classes of stock to be designated as “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is one hundred million (100,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock that the Corporation is authorized to issue is fifty million (50,000,000) shares, par value $0.0001.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

2. The amendment of the Articles of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and the stockholders holding a majority of the Corporation’s voting power in accordance with the provisions of Sections 78.385 and 78.390 of the Revised Statutes of the State of Nevada.

IN WITNESS WHEREOF, this Certificate of Amendment to the Articles of Incorporation of the Corporation is hereby executed by Xu Jie, the Corporation’s President and Chief Executive Officer, to be effective on September 29, 2008.

WUHAN GENERAL GROUP (CHINA), INC.

By:	/s/ Xu Jie
Xu Jie, President and Chief Executive Officer